Exhibit 10.66

CONFIDENTIAL RESIGNATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

Peg Wynn (“Executive”) was employed by Adobe Systems Incorporated (the “Company”) on or about January 6, 2006.  Executive has now decided to resign from her employment with the Company.  It is the Company’s desire to provide Executive with certain benefits that she would not otherwise be entitled to receive upon her resignation and to resolve any claims that Executive has or may have against the Company.  Accordingly, Executive and the Company agree as set forth below.  This Agreement shall be effective on the eighth day after it is signed by Executive, but only if Executive has not previously revoked her acceptance of this Agreement.

Executive hereby resigns voluntarily from her employment and any positions that she holds as an officer of the Company and/or any of its subsidiaries, effective as of the earlier of (a) March 2, 2007, or (b) the business day prior to the date on which Executive first commences employment with another employer (the “Resignation Date”).  At all times during prior to the Resignation Date, Executive will conduct herself in a professional manner, will take no actions that are not in the best interests of the Company, and will strictly comply with the terms of this and any other Agreements between Executive and the Company.

During the period up to the Resignation Date, the Company will continue to provide Executive with the same base salary and employee benefits that she was receiving.

The Company shall also provide Executive with the following benefits:

(a)                                  a lump sum severance payment equal to $290,700, less applicable withholding;

(b)                                 in the event that Executive elects to obtain continued group health insurance coverage in accordance with federal law (COBRA) following the Resignation Date, the Company will pay for the premiums for such coverage through the earlier of September 2, 2007 or the date on which Executive first obtains or is entitled to obtain other group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage at her own expense in accordance with COBRA;

(c)                                  the Company agrees that it will not contest any claim for unemployment benefits that may be filed by Executive after the Resignation Date.

Executive understands and acknowledges that she shall not be entitled to any payments or benefits from the Company other than those expressly set forth in Paragraph 3 and this Paragraph 4.  Company shall provide the severance payment in Paragraph 4(a) to Executive within 15 days of the date this Agreement is re-signed by Executive on or after the Resignation Date.

5.     Executive and his successors release the Company and its current and former shareholders, affiliates, investors, officers, directors,

employees, agents, attorneys, insurers, legal successors, and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time, had or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which he signs this Agreement including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act, or any other applicable federal, state, or local law. As additional consideration for the severance benefits described in Paragraph 4, and as a condition precedent to her receipt of such benefits, Executive agrees that she will reaffirm this release of claims by re-signing this Agreement in the space provided at the end of the Agreement on or after the Resignation Date; until the eighth day after Executive so reaffirms this release of claims without revoking it, she shall not be entitled to any of the severance benefits described in Paragraph 4 without revoking such reaffirmation.  The parties agree that this release of claims shall be enforced to the fullest extent permitted by law, but it shall not apply to any claims or rights that may not be released as a matter of applicable law (including, but not limited to, (a) any claims by Executive for earned but unpaid wages, and (b) any indemnity rights of Executive that cannot be waived as a matter of law).

Executive acknowledges that she has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by him/her must have materially affected her settlement with the debtor.

Executive waives any rights that she has or may have under section 1542 or any similar provision of the laws of any other jurisdiction to the full extent that she may lawfully waive such rights pertaining to this general release of claims, and affirms that she is releasing all known and unknown claims that she has or may have against the parties listed above.

Executive acknowledges and agrees that she shall continue to be bound by and comply with the terms of the Employee Inventions and Proprietary Rights Assignment Agreement that Executive signed in connection with her employment by the Company.

Executive agrees that she shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than her immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.  Executive further agrees that she will not, at any time in the future, make any disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.

Executive agrees that in the event of her breach of any of the provisions of Paragraphs 7 and 8, it will be impractical and extremely difficult to determine the actual damages suffered by the Company as a result of that breach.  Accordingly, Executive agrees that if she breaches any provision of Paragraphs 7 and 8, she shall repay the Company all amounts that she receives pursuant to Paragraph 4(a) as liquidated damages.

Following the Resignation Date, Executive agrees to provide reasonable assistance to the Company in connection with any litigation to which the Company is or may become a party and with respect to which Executive possesses any relevant knowledge or expertise.  Executive’s assistance will be provided at mutually convenient times, and the Company will reimburse Executive for any reasonable expenses incurred by her in providing such assistance.

In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

In response to inquiries from prospective employers regarding Executive, the Company’s Human Resources Department will provide no information other than Executive’s dates of employment and positions held with the Company.

13.   This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral.  This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.  In the event of any dispute or claim relating to or arising out of this Agreement, the prevailing party will be entitled to recover from the losing party its reasonable costs and attorneys’ fees incurred in connection with such dispute or claim.

EXECUTIVE UNDERSTANDS THAT SHE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT SHE IS GIVING UP ANY LEGAL CLAIMS SHE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT.  EXECUTIVE FURTHER UNDERSTANDS THAT SHE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT SHE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER SHE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED.  EXECUTIVE ACKNOWLEDGES THAT SHE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY, AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 4.

Dated:	January 23, 2007		/s/ Peg Wynn

Peg Wynn

Dated:	January 23, 2007		ADOBE SYSTEMS INCORPORATED

By: /s/ Bruce Chizen

By re-signing this Agreement on or after the Resignation Date, I hereby reaffirm the release of all known and unknown claims set forth in Paragraphs 5 and 6 above, through and including the Resignation Date. I hereby acknowledge that I have been paid all wages, including accrued, unused paid time off, that I earned during my employment with the Company.  I understand that I may revoke this Agreement at any time during the 7 days after I re-sign it.

Dated:	, 2007

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